TAIT, WELLER & BAKER
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL STRUCTURE

BOARD OF DIRECTORS
LINCOLN INVESTMENT PLANNING, INC.
WYNCOTE, PENNSYLVANIA

In planning and performing our audit of the financial statements of The Rightime Fund, Inc. (comprising, respectively, The Rightime Fund, The Rightime Blue Chip Fund, The Rightime Government Securities Fund, The Rightime MidCap Fund and The Rightime Social Awareness Fund) for the year ended October
31, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to access the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principls.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur or not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be a material weakness, as defined above, as of October 31, 1997.

This report is intended solely for the information and use of the management and the Securities and Exchange Commission, and should not be used for any other purpose.

Tait, Weller & Baker

Philadelphia, Pennsylvania
November 26, 1997